NEWS RELEASE

ViewCast Contact: Laurie L Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

ViewCast Reports 2008 Fourth Quarter and Year-End Financial Results

PLANO, Texas—March 31, 2009—ViewCast Corporation (OTCBB: VCST), a developer of industry-leading hardware and software for the transformation and delivery of professional quality video over broadband and mobile networks, today reported net income on higher revenues for the 12 months ended December 31, 2008.

Highlights of the Past Year
Solid financial, operational, technological and strategic progress was made during 2008 and in the subsequent weeks.  That progress included:

•	Steady overall revenue growth despite the postponement of a significant OEM order in the 2008 fourth quarter until Q1 2009;
•
The introduction of numerous powerful, award-winning encoding appliances including the GoStream Surf, Niagara Pro II and the Niagara 2100, all of which create greater opportunities for customers to create and monetize high-quality streaming content applications;

•
Technology participation in some of the most high-profile, high-traffic streamed events in history, including the 2008 Beijing Olympic Games, the 2008 NCAA Basketball Championships and numerous sporting and cultural events;

•
And the game-changing purchase of the assets of Ancept, which leverages the power of IBM Filenet and IBM Content Manager to sell software solutions to manage and automate media, from production to scheduling, editing, processing and content distribution.

ViewCast President and Chief Executive Officer Dave Stoner said, “New technology releases and the execution of the Ancept asset purchase in March 2009 fulfilled key corporate initiatives and as a result we are entering 2009 armed with a far greater product portfolio than we had a year ago.  Rising demand for streaming capabilities continues in the marketplace and a greater number of enterprises are discovering ways to drive new revenue streams and corporate efficiencies by creating and using video assets.  We have developed and launched two new Niagara products in the past six months that enable our customers to produce and distribute the highest quality images in our segment.  In addition, the acquisition of the Ancept content management technology allows us to sell the other key link to the streaming video value chain as most enterprises that use encoding technology also have or will have the need to manage and distribute the audio/video assets they own and create.”

Full-Year 2008 Results
Revenues for 2008 grew to a record $17.4 million, from $16.0 million in 2007, primarily from higher sales of Osprey video capture cards. Gross profit was $11.9 million, or 69 percent of revenues, compared to $9.6 million, or 60 percent of revenues, for 2007. Higher gross profit in 2008 was a continuation of a trend that has been primarily attributable to higher production levels, adjustment in product pricing and ongoing manufacturing cost control.

Operating expenses for 2008 were $11.2 million, up from $8.7 million for 2007 principally due to second half 2008 investments in sales, marketing and new product development. Operating income fell to $693,000 from an operating income of $909,000 in 2007. Net income for 2008 declined to $531,000 compared to a net income of $843,000 for 2007. After preferred dividends, the fiscal year 2008 net loss per share was $(0.01) per share on a fully diluted basis, compared to a net income of less than a penny per share, or $0.00 for the 12 months of 2007.

Stoner said, “Sales growth levels were on track through the year-end period when significant OEM orders were pushed into the first quarter, thus impacting the typically strong fourth quarter.  Those orders have been subsequently delivered in 2009.”

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Stoner added, “Sales activity, combined with our recent purchase of Ancept, gives us a great deal to be positive about as we head into 2009.  The existing and growing demand for appliance-based technologies such as Niagara, our ability to deliver streaming content better and more economically than our competitors and the addition of the Ancept content management technology and services all combine to significantly increase our target market opportunity.  As a result, we are optimistic for sales growth in 2009 from our Osprey and Niagara product lines and from the new line of content management products and services which may add an additional 10 percent to 15 percent in 2009 sales.  This optimism is tempered by the impact of the economic downturn and therefore we will not yet be providing guidance for the 2009 growth rate.”

EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) for 2008 was $1.2 million or 7 percent of revenue, compared to EBITDA for 2007 of $1.3 million or 8 percent of revenue.

Fourth Quarter Financial Results
Revenues for fourth-quarter 2008 were $4.3 million, compared to $4.5 million in fourth-quarter 2007. Sales of Osprey cards showed steady improvement in the period while sales of appliance-based technologies was impacted by a large OEM order that was delayed until the first quarter of 2009.  Gross profit was $3.0 million, or 69 percent of revenues in the 2008 fourth quarter, compared to $3.0 million, or 66 percent of revenues, in fourth-quarter 2007.

Operating expenses for fourth-quarter 2008 were $3.0 million, compared to $2.1 million for fourth-quarter 2007. Operating loss was $(2,100), down from operating income of $899,000 for fourth-quarter 2007.

Net loss for fourth-quarter 2008 was $(42,000) compared to a net income of $787,000 in the fourth quarter of 2007. After preferred dividends, the fourth-quarter 2008 net loss per share was $(0.01) per share on a fully diluted basis compared to a net income of $0.01 per share, in the fourth quarter of 2007.

EBITDA for fourth-quarter 2008 was $127,000, or 3 percent of revenue, compared to $1.0 million, or 22 percent of revenue, in fourth-quarter 2007. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company’s reported financial results or other financial information prepared in accordance with GAAP.

ViewCast CFO Laurie Latham said that cash and cash equivalents rose to $1.6 million at December 31, 2008 from the $1.1 million at the end of 2007 and total assets grew to $8.7 million in 2008 compared to $7.1 million in 2007.

Conference Call Information
A conference call with management is scheduled today at 11 a.m. EDT to discuss the Company’s financial results, business strategy and outlook for 2009. The call may be accessed by dialing 800-762-8795 five minutes prior to the scheduled start time and referencing ViewCast. For callers outside the United States, dial +1-480-629-9031. A live audio web cast of the call will also be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation
ViewCast develops industry-leading hardware and software for the transformation, management and delivery of professional-quality video over IP and mobile networks. ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music, and other video content to computers and mobile devices, empowering broadcasters, businesses, and governments to easily and effectively reach and expand their audiences. With more than 300,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards, and Niagara SCX® encoding and management software provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.  Ancept Media Server has been established as one of very few digital asset management solutions capable of supporting the needs of large enterprises, while remaining flexible and affordable enough to serve the needs of small to medium businesses. Fortune 1000 companies, educators, small businesses and public sector organizations have chosen Ancept to help meet their media production, management and distribution needs.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

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ViewCast, Osprey, Niagara, Niagara SCX, GoStream, SimulStream, and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, changes in government regulations and whether the above-described acquisition of Ancept’s assets is successfully integrated.   All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

[Financial Tables Follow]

ViewCast Reports 2008 Fourth Quarter and Year-End Financial Results
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VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007

Net sales	$4,303	$4,491	$17,362	$15,994

Cost of sales	1,339	1,525	5,434	6,388

Gross profit	2,964	2,966	11,928	9,606

Total operating expenses	2,966	2,067	11,235	8,697

Operating income (loss)	(2)	899	693	909

Total other expense	(40)	(95)	(151)	(49)

Income tax expense	--	(17)	(11)	(17)

Net income (loss)	$(42)	$787	$531	$843

Net income (loss) applicable to
common stockholders:
Preferred dividends	(205)	(206)	(820)	(819)
	$(247)	$581	$(289)	$24

Net income (loss) per common share:
Basic	$(0.01)	$0.02	$(0.01)	$--
Diluted	$(0.01)	$0.01	$(0.01)	$--

Weighted average number of
common shares outstanding:
Basic	32,150	32,080	32,110	31,714
Diluted	32,150	51,395	32,110	47,727

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2008	2007	2008	2007

Net Income (loss)	$(42)	$787	$531	$843

Depreciation and amortization	129	105	479	369

Total other and income tax expense	40	112	162	66

EBITDA	$127	$1,004	$1,172	$1,278

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